Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Reports Fourth Quarter and Year-End 2010 Results

Recent Highlights:

•	Qutenza® (capsaicin) 8% patch launch in US by NeurogesX sales force drives early adoption by large US institutions; 238 hospitals purchased as of 4Q10, up 54% from 3Q10

•	Medicare Part B coverage confirmed

•	Q4 2010 revenue totaled $2.3 million including $0.5 million US Qutenza product revenue

•	EU launch by Astellas advancing, with Qutenza available in 17 countries at December 31, 2010

•	NGX-1998 Phase 2 clinical trial initiated in postherpetic neuralgia (PHN) patients

San Mateo, Calif., (March 30, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today reported results for its fourth quarter and full year ended December 31, 2010.

Anthony DiTonno, President and CEO, commented, “Today’s results are consistent with the statistics reported in our launch update call held on February 14th. We became a commercial-stage company in April 2010 and continue to make progress in building a network of treatment centers that offer Qutenza to their patients. Similarly in the EU, our partner Astellas is expanding Qutenza’s penetration across Europe and has submitted registration applications in additional countries.”

Qutenza Launch Metrics

As outlined on February 14, 2011 in our launch update discussion, the transcript of which was filed on Form 8-K with the Securities and Exchange Commission on February 14, 2011, NeurogesX is executing the US launch strategy for Qutenza by establishing a network of centers of excellence and continuing to expand its marketing activities to reach patients treated in the primary care setting. The Company reiterated some of the key Qutenza launch metrics as follows:

•	Qutenza is on formulary or available without restriction in 102 institutions at December 31, 2010, up from 72 at prior quarter end

•	238 hospitals purchased Qutenza through fourth quarter 2010, an increase of 54% from 155 in third quarter 2010

•	Percentage of repeat hospital customers grew to 47% for the fourth quarter 2010, up from 42% in third quarter 2010

•	172 private physician customers for fourth quarter 2010, up from 111 in the third quarter 2010

•	Training activity continues, with 1,127 physicians and institutions trained by December 31, 2010, up from 930 at the end of the third quarter 2010

Clinical Pipeline Update

With respect to its Phase 2 adaptive-design clinical trial of NGX-1998 in PHN patients, NeurogesX has completed Stage 1, designed to find the shortest tolerable topical anesthetic pre-treatment regimen before a five minute exposure to different concentrations of the high-concentration capsaicin liquid formulation. Stage 1 results suggested that a five-minute treatment of NGX-1998 is tolerable for patients and based on this result, the Company is progressing into Stage 2 using no pretreatment regimen and a five-minute application. Stage 2 of the study is intended to provide data that will be utilized to select the concentration of the active ingredient, capsaicin, to be included in the NGX-1998 formulation that will be advanced into Phase 3.

Fourth Quarter 2010 Results

Total revenue for the fourth quarter ended December 31, 2010 was $2.3 million, which consisted of $1.9 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement, and $0.5 million of Qutenza product sales.

During the three months ended December 31, 2010, the Company recorded sales of Qutenza to its specialty distribution and specialty pharmacy customers totaling $0.6 million, which is up from $0.5 million in the quarter ended September 30, 2010, the second quarter of launch. Under the Company’s revenue policy, the Company recognized revenue during the three months ended December 31, 2010 totaling $0.5 million. Due to the limited history of product returns and cash collections, NeurogesX recognizes revenue at the later of the time the product is shipped by our customers to healthcare professionals and the date of cash collection. As of December 31, 2010, the Company had $0.6 million of deferred revenue. Deferred revenue is reported net of associated cost of goods sold on the Company’s balance sheet. Of the deferred revenue total, $0.4 million was sold through to end users (i.e., physicians, clinics and hospitals) and the deferral has resulted from cash payments not yet being due under the payment terms, while $0.2 million represents deferral of sales into the Company’s distribution channel, recognition of which will be based ultimately upon sales of those units to end users.

Cost of goods sold for the fourth quarter 2010 totaled $0.4 million. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing, shipping activities, and royalty obligations due to intellectual property licensors. In addition, the Company recorded a $0.4 million inventory write down in cost of goods sold to reflect the potential expiration of dating on the earliest lots of product manufactured as part of the regulatory approval process.

Research and development expenses for the fourth quarter 2010 were $3.3 million, compared to $2.7 million in the year ago period. The year-over-year change reflected spending associated with our Phase 2 study for NGX-1998.

Selling, General and Administrative (SG&A) expenses for the fourth quarter 2010 were $9.5 million, up from $4.2 million in the fourth quarter 2009. This increase was related to ongoing commercialization efforts for Qutenza, which became available in the United States in April 2010. Specifically, the increases included a $2.7 million increase in costs associated with sales and commercial operations, including salary and related expenses; $1.3 million related to marketing materials development and other launch-related marketing costs; and to a lesser extent, increases in medical affairs, reimbursement support, and general and administrative functions.

Net loss for the fourth quarter 2010 was $12.4 million, or $0.69 per share, compared to a net loss of approximately $5.1 million, or $0.29 per share, for the fourth quarter 2009.

Cash, cash equivalents and short-term investments were $46.8 million at December 31, 2010, compared to $57.7 million at September 30, 2010.

Full Year 2010 Results

Total revenue for the year ended December 31, 2010 was $8.3 million, which consisted of $7.6 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement and included $0.3 million in revenue from supplying Qutenza to Astellas. The Company recognized $0.7 million of Qutenza product sales for the year.

Cost of goods sold for the full year 2010 totaled $0.5 million. In 2010, the Company recorded a $0.4 million inventory write down to reflect the potential expiration of dating on the earliest lots of product manufactured as part of the regulatory approval process.

Research and development expenses for both the full year 2010 and 2009 were $11.2 million. During 2010, the Company incurred higher expenses of $1.6 million related to its Phase 2 study of NGX-1998 and higher expenses of $0.2 million related to its prodrug program. These expenses were offset by a $1.2 million decrease in royalties paid to University of California, as in 2009 such royalties were paid relating to the Astellas Agreement, a $0.3 million decrease in clinical consulting fees related to the 2009 marketing authorization and new drug application preparation costs and a $0.4 million decrease in stock-based compensation costs due to the achievement of performance-based milestones and the granting of options which vested immediately in 2009.

Selling, General and Administrative (SG&A) expenses for 2010 were $36.4 million, up from $12.4 million in 2009. This increase was primarily due to the commercial launch of Qutenza in the United States in April 2010. Specifically, the increase included $8.5 million in costs associated with sales and commercial operations organization, including compensation and benefit costs and travel expenses; a $9.1 million increase in expenses for marketing materials development and other launch related marketing costs; $1.6 million in costs due to an increase in general and administrative costs; and $1.6 million of costs associated with our medical affairs organization.

Net loss for 2010 was $44.5 million, or $2.51 per share, compared to a net loss of approximately $21.9 million, or $1.24 per share, for 2009.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient dosing is underway in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which are prodrugs of acetaminophen and various opioids. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding planned commercialization and sales strategies and marketing activities for Qutenza by NeurogesX and its partner Astellas as well as the expected benefits of such strategies and activities and the effect such strategies and activities may have on sales and revenue expectations; expectations regarding the timing of submission of the supplemental new drug application for Qutenza, and expectations regarding clinical studies of NGX-1998. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the commercialization of Qutenza, including with respect to the successful marketing or manufacture and supply of Qutenza; physician or patient reluctance to use Qutenza, despite the Company’s efforts and strategies to commercialize Qutenza; and difficulties or delays in the further development of Qutenza for additional indications. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

NEUROGESX, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

	Three Months Ended December 31, (unaudited)		Year Ended December 31, (Note 1)
	2010	2009	2010	2009
Net product revenue	$458	$—	$688	$—
Collaboration revenue	1,887	1,887	7,578	2,006

Total Revenues	2,345	1,887	8,266	2,006

Operating expenses:
Cost of goods sold	442	—	541	—
Research and development	3,309	2,697	11,151	11,235
Selling, general and administrative	9,505	4,232	36,383	12,420

Total operating expenses	13,256	6,929	48,075	23,655

Loss from operations	(10,911)	(5,042)	(39,809)	(21,649)
Interest income	31	14	98	89
Interest expense	(2,113)	(36)	(5,413)	(276)
Other income (expense), net	634	(13)	608	(31)

Net loss	$(12,359)	$(5,077)	$(44,516)	$(21,867)

Basic and diluted net loss per share	$(0.69)	$(0.29)	$(2.51)	$(1.24)

Shares used to compute basic and diluted net loss per share	17,825,315	17,676,132	17,768,881	17,610,796

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands) (Note 1)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$8,705	$29,695
Short-term investments	38,125	20,864
Trade receivable	607	—
Receivable from collaboration partner	65	678
Inventories	786	58
Prepaid expenses and other current assets	1,082	711
Restricted cash	290	40

Total current assets	49,660	52,046
Property and equipment, net	809	739
Restricted cash	120	120
Other assets	261	—

Total assets	$50,850	$52,905

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$1,544	$65
Accrued compensation	1,867	2,157
Accrued license fee	—	1,213
Accrued research and development	582	670
Other accrued expenses	3,011	1,222
Deferred product revenue, net	577	—
Deferred collaboration revenue	7,242	7,242
Long term obligations—current portion	2,222	—
Notes payable—current portion	—	191

Total current liabilities	17,045	12,760
Non-current liabilities:
Deferred collaboration revenue	32,359	39,601
Deferred rent	115	291
Long term obligations	42,622	—

Total non-current liabilities	75,096	39,892

Commitments and contingencies
Stockholders’ (deficit) equity:
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2010 and 2009; 17,869,108 and 17,725,959 shares issued and outstanding at December 31, 2010, and 2009, respectively	18	18
Additional paid-in capital	215,220	212,254
Accumulated other comprehensive loss	(2)	(8)
Accumulated deficit	(256,527)	(212,011)

Total stockholders’ (deficit) equity	(41,291)	253

Total liabilities and stockholders’ (deficit) equity	$50,850	$52,905

(Note 1) Derived from the audited consolidated financial statements as of December 31, 2010.